Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES STRONG FINANCIAL RESULTS
FOR ITS FIRST QUARTER OF FISCAL 2012

Adjusted EBITDA Grows 12% Over Prior Year, 31% For Last 12 Months
EPS Growth of 95% Resulting Largely From Improved Effective Tax Rate

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), an intellectual property company that creates and distributes world-class content, training, processes, and tools that organizations as well as individuals use to transform their results, today announced financial results for its fiscal first quarter ended November 26, 2011.

Net sales for the quarter ended November 26, 2011 increased to $39.5 million, with a $4.0 million, or 12%, increase in sales from other areas of the business offsetting a planned $3.9 million decrease in Government Services revenues.  Adjusted EBITDA for the quarter increased 12% to $6.4 million, compared with $5.7 million in fiscal 2011.  With the significant flow-through of revenue to Adjusted EBITDA, the Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) increased to 16.1% in the first quarter of fiscal 2012 compared with 14.4% in the prior year.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “The transformational impact which Franklin Covey’s world-leading intellectual property and content has on our client organizations; our global footprint, which allows us to serve clients with excellence almost anywhere in the world; and the depth of influence which our thought leadership vehicles create, continues to drive our business.   We are very pleased that we have been able to translate the demand for our offerings into continued significant growth in Adjusted EBITDA and EPS growth the first quarter of fiscal 2012 and over the past several years.  We expect continued growth in both profitability and cash flows from operations in fiscal 2012 and beyond.”

First Quarter Financial Results

The Company’s consolidated sales increased to $39.5 million in the first quarter of fiscal 2012 compared with $39.4 million in the first quarter of fiscal 2011.  Sales increased in the Company’s direct offices, direct international offices, international licensee channel, National Account practices, and from book royalty revenues related to new publications.  These increases were partially offset by planned sales declines from contracts with a governmental agency.  Excluding the impact of this on our Government Services revenues, the Company’s other U.S./Canada direct offices increased 9% compared with fiscal 2011.  Sales in the Company’s international direct offices increased primarily due to increased sales in Japan, and the majority of the Company’s international licensee partners recognized stronger sales during the quarter, resulting in a 23% increase in royalty revenues.  The Company’s National Account practices reported a 24% increase in revenues, led by a $0.5 million improvement in the Sales Performance practice and a $0.4 million increase in revenues from the Education practice.  Self-funded marketing revenues, which include public programs, book and audio sales and royalties, and delivered speeches, increased by $0.8 million on the strength of royalties related to new books.

Gross profit margins increased 6% to $26.5 million primarily due to increased royalty revenues from new publications and from the Company’s international licensees.  Book and international licensee royalty sales have higher gross margins than the majority of the Company’s other offerings.  As a result of these increases, the Company’s gross margin for the quarter improved to 67.1% of sales compared to 63.6% of sales in the first quarter of fiscal 2011.

Selling, general and administrative expenses (SG&A) increased by $1.6 million primarily due to a $0.8 million increase in non-cash share-based compensation expense and $0.8 million of increased promotion and travel expenses associated with the world-wide launch of the Company’s new productivity offering, The 5 Choices to Extraordinary Productivity.  Depreciation and amortization charges declined compared to the prior year primarily due to the full depreciation and amortization of certain assets, contributing to improved income from operations during the first quarter of fiscal 2012.

Net income improved to $1.7 million, or $0.09 per diluted share, compared with $0.8 million, or $.05 per diluted share in fiscal 2011.  The Company’s net income benefited from a significant decrease in the effective tax rate from 71% in fiscal 2011 to 46% in fiscal 2012, primarily due to the recognition of foreign tax credits in the first quarter of fiscal 2012.

As of November 26, 2011, the Company had $2.6 million in cash and cash equivalents, compared with $3.0 million at August 31, 2011.  Net working capital increased to $19.1 million at November 26, 2011 compared with $16.7 million on August 31, 2011 and the Company had $1.1 million outstanding on its line of credit facility at November 26, 2011.

First Quarter Financial Highlights
• Sales grew in a majority of the Company’s offices, practices, and from its licensee partners.
• Adjusted EBITDA increased 12% to $6.4 million, compared with $5.7 million in the prior year.
• Net income increased to $1.7 million compared with $0.8 million in the first quarter of fiscal 2011.
• EPS in the quarter growth of 95%, to $0.09 per diluted share, from $0.05 per diluted share in the first quarter of fiscal 2011.
• Gross profit increased 6% to $26.5 million.
• Gross margin for the quarter expanded to 67.1% of sales compared to 63.6% of sales in the first quarter of fiscal 2011.
• Adjusted EBITDA/Sales Percentage increased to 16.1% from 14.4% last year.

Fiscal 2012 Outlook

The Company reaffirmed its projections that Adjusted EBITDA for fiscal 2012 is expected to range from $24 million to $26 million, and expressed commitment to work to be at the higher end of that range.

Earnings Conference Call

On Thursday, January 5, 2012, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended November 26, 2011.  Interested persons may participate by dialing 800-299-7928 (International participants may dial 617-614-3926), access code: 61061737.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=4687180.  A replay will be available from January 5 (6:00 pm ET) through January 19, 2012 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 88390768.  The webcast will remain accessible through January 19, 2012 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2012; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended
	November 26,	November 27,
	2011	2010
	(unaudited)

Net sales	$39,540	$39,416

Cost of sales	12,998	14,340
Gross profit	26,542	25,076

Selling, general, and administrative	21,373	19,789
Depreciation	834	910
Amortization	631	929
Income from operations	3,704	3,448

Interest expense, net	(630)	(707)
Income before income taxes	3,074	2,741

Income tax provision	(1,412)	(1,947)
Net income	$1,662	$794

Net income per common share:
Basic and diluted	$0.09	$0.05

Weighted average common shares:
Basic	17,733	17,032
Diluted	17,998	17,115

Other data:
Adjusted EBITDA(1)	$6,360	$5,668

(1)	The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and share-based compensation expense) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Quarter Ended		Four-Quarter Period Ended
	November 26,	November 27,	November 26,	November 27,
	2011	2010	2011	2010
Reconciliation of net income to Adjusted EBITDA:	(unaudited)		(unaudited)
Net Income	$1,662	$794	$5,675	$28
Adjustments:
Income from discontinued operations, net of tax	-	-	-	(416)
Gain from sale of discontinued operations, net of tax	-	-	-	(238)
Interest expense, net	630	707	2,589	2,850
Income tax provision	1,412	1,947	3,104	3,853
Amortization	631	929	3,242	3,727
Depreciation	834	910	3,491	3,605
Share-based compensation	1,191	381	3,598	1,346
Severance costs	-	-	150	920
Reimbursed travel costs	-	-	-	686
Management stock loan costs	-	-	-	268

Adjusted EBITDA	$6,360	$5,668	$21,849	$16,629

Adjusted EBITDA margin	16.1%	14.4%

FRANKLIN COVEY CO.

Additional Sales Information
(in thousands and unaudited)

	Quarter Ended
	November 26,	November 27,
	2011	2010
Sales Detail by Category:
Training and consulting services	$36,382	$37,555
Products	2,463	1,276
Leasing	695	585

Total	$39,540	$39,416

Sales Detail by Region/Type:
U.S./Canada direct	$18,398	$21,085
International direct	7,573	7,499
Licensees	3,921	3,193
National account practices	5,479	4,425
Self-funded marketing	2,926	2,167
Other	1,243	1,047

Total	$39,540	$39,416